UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2009

WOLFE CREEK MINING INC.
(Exact name of registrant as specified in its charter)

Delaware	333-149626	32-0218005
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14 S. Main Street Suite 201
Fond Du Lac
WI 54935-4229

 (Address of principal executive offices) (zip code)

(209) 881-3523
 (Registrant's telephone number, including area code)

Copies to:
Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2009, Wolfe Creek Mining, Inc.’s wholly owned subsidiary, Green EnviroTech Corp. (“Green EnviroTech”), entered into an (i) equipment purchase and installation agreement (the “Purchase Agreement”) with Plast2Fuel Corporation (“Plas2Fuel”), (ii) oil marketing and distribution agreement with Plas2Fuel (the “Oil Marketing Agreement”), and (iii) license agreement with Plas2Fuel (the “License Agreement”).

Pursuant to the Purchase Agreement, Green EnviroTech agreed to purchase, and Plas2Fuel agreed to sell and install, a twelve vessel waste plastic to oil recycling system (the “System”), for a purchase price of $5,595,645. Green EnviroTech agreed to pay the purchase price in five payments, with the first payment, in the amount of $1,678,693, due on March 1, 2010, and the last payment, in the amount of $559,564, due on September 15, 2010.

Pursuant to the Oil Marketing Agreement, Green EnviroTech agreed to provide to Plas2Fuel, on an exclusive basis, the synthetic oil generated by the System, meeting the specifications set forth therein, and Plas2Fuel agreed to broker the oil for sale to third parties, for a commission of 10%. The Oil Marketing Agreement has a term a five years commencing on December 12, 2009, which will renew automatically for successive one year terms unless either party provides written notice at least 90 days prior to such renewal.

Pursuant to the License Agreement, Plas2Fuel agreed to grant EnviroTech a limited license to use Plas2Fuel’s proprietary technology and information in connection with operation of the System at Green EnviroTech’s facilities, for a license fee of 10% of Net Oil Revenue (as define therein).

Item 9.01. Financial Statements and Exhibits.

10.1	Purchase Agreement
10.2	Oil Marketing Agreement
10.3	License Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOLFE CREEK MINING, INC.

Dated: January 29, 2010	By:	/s/ Gary M. De Laurentiis
Name: Gary M. De Laurentiis Title: Chief Executive Officer